UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
COPPERSMITH VALUE PARTNERS, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA LB LLC
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On August 6, 2013, Coppersmith Capital issued the following press release:

Media Contact:	Investor Contact:
Dan Gagnier	Mark Harnett
Sard Verbinnen & Co	MacKenzie Partners, Inc.
(212) 687-8080	(212) 929-5500

COPPERSMITH CAPITAL THANKS STOCKHOLDERS FOR THEIR SUPPORT TO DATE AND COMMON SENSE REJECTION OF ALERE’S DESPERATE ATTEMPTS TO PRESERVE THE STATUS QUO

Urges Stockholders to Vote the BLUE Proxy Card to Support Much Needed, Real Change and
Elect All Three of Coppersmith’s Highly-Qualified Nominees

New York, NY, August 6, 2013 – Coppersmith Capital Management, LLC and the other participants in its proxy solicitation (collectively, “Coppersmith”), the fourth-largest stockholder of Alere Inc. (NYSE: ALR) (“Alere”), owning approximately 7.3% of the shares outstanding, today issued the following letter to stockholders:

Dear Fellow Alere Stockholder:

With the Alere annual meeting only one day away, we want to thank you for your resounding support to date and remind stockholders who have yet to vote to seize this opportunity to embrace real change.  Stockholders are closer than they have ever been to the opportunity to send a strong message to Alere management that their culture of no accountability must end.  Despite Alere’s last ditch scare tactics, personal attacks and baseless rhetoric in an attempt to hold stockholders hostage to the status quo, many Alere stockholders have demonstrated the level-headedness and clarity to see through these efforts.

Coppersmith’s nominees are 100% committed to the objective analysis of all available alternatives and setting any strategy on the basis of the data, not wounded pride or legacy.

We have proposed many strategic ideas that Alere management appears to find personally threatening, even as they have slowly begun to adopt several of our ideas as their own.  However, Coppersmith’s nominees are committed to no particular strategy – only to the objective analysis of all available alternatives and selection of the strategy that will create the most value for stockholders with the least risk, regardless of who authored it.  As a stockholder who is compensated by Alere’s success, why would one do it any other way?

Coppersmith’s nominees are far superior to the candidates Alere’s management handpicked for their support of the status quo.

Coppersmith’s nominees bring CEO and board level experience from healthcare device companies many times the size and sophistication of Alere.  They will also bring true independence, rigorous analysis and fact-based discipline to Alere’s ‘rubber-stamp’ board.  Coppersmith’s nominees are all stockholders, including a representative of one of the company’s largest investors, and are aligned only with Alere stockholders.  They were not chosen by management and did not agree to support management’s strategy in advance.  Alere’s nominees, on the other hand, were selected in a process run by management, management’s search consultant and management’s investment bankers.  In publicly stating Alere’s nominees’ commitment to management’s strategy, Chairman and CEO Zwanziger made it clear: a vote for Alere’s nominees is a vote for his further entrenchment.

Does Alere management’s erratic behavior of the last several weeks suggest that they have increased or decreased the safety of your investment?

In meetings with stockholders during the last several weeks, Alere management has made irrational threats of the supposed negative impact of minority stockholder representation on the board and leveled slanderous personal attacks against potential future members of Alere’s board.  We believe stockholders deserve better than a management team that attempts to frighten stockholders into submission.  Do not be mistaken: you have the power to help create the company we deserve as investors.  Stockholders may never get another chance like this.

We encourage Alere investors to use their common sense: has the increased accountability brought to bear by Coppersmith’s involvement helped or hurt your investment?  We believe there can be no other conclusion than that increased accountability is good for Alere, its performance and its stock price, and that the election of Coppersmith’s independent nominees is Alere stockholders’ best insurance policy against a return to the status quo.  We are seeking a minority position on Alere’s board – enough to provide independent stockholder perspective, but not enough to compel any action or strategy.  If Alere management finally finds itself on the right track, Coppersmith’s nominees will be enthusiastically supportive.  If instead, Alere management attempts to return to its decade-old bad habits that have destroyed billions in stockholder wealth, Alere stockholders will be very glad to have Coppersmith’s nominees on the board to protect their interests.

We need your help to make accountability more than a temporary part of Alere’s culture, adopted only as a momentary defense of the status quo.  Time is running out to increase the safety and value of your investment - vote your BLUE proxy card today.

Sincerely,

/s/ Jerome Lande

Jerome Lande

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR ALERE INVESTMENT

PLEASE VOTE THE BLUE PROXY CARD TODAY

IF YOU NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC TOLL FREE AT (800) 322-2885 OR (212) 929-5500 (CALL COLLECT)
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Coppersmith urges Alere’s stockholders to vote the BLUE proxy card for the election of Coppersmith’s three highly-qualified and independent candidates to Alere’s Board of Directors at its upcoming annual meeting of stockholders on Wednesday, August 7, 2013.